PRESS RELEASE

Dupont Direct Financial Holdings, Inc.
42 Broadway,11th Floor
New York, NY 10004
(917) 320-4800

For more information contact:
Jon Bloomberg
(917) 320-4800

FOR IMMEDIATE RELEASE

Dupont Direct Announces Passing of Chairman and CEO

New York,  NY- June 12,  2003- Dupont  Direct  Financial  Holdings,  Inc.(DIRX
OTC:BB)

In Memoriam: Randy Strausberg

It is with deep sorrow that Dupont Direct Financial Holdings announces the passing of it's Chairman and Chief Executive Officer Randy Strausberg. Mr. Strausberg was a founder of the Dupont Direct group of companies. Mr. Strausberg died on June 11, 2003 after complications following surgery.

Mr. Strausberg had over 30 years of experience as an employee and/or principal of several banks and securities firms. Starting early in his career as a trader at the Federal Reserve Bank of New York, his other positions included Senior Vice President, Deputy Manager of Fixed Income at Nikko Securities International, Director of Fixed Income Trading in the New York Office of Credit Lyonnais, Senior Vice President for Proprietary Trading in the New York office of HSBC Securities, Senior Vice President, Manager of Fixed Income in the New York office of Commerzbank Capital Markets and as Vice President, Treasury Department in the New York office of Bank Austria. Mr. Strausberg was a 1970 graduate of Brooklyn College, City University of New York (BS in Economics) and a 1974 graduate of New York University Graduate School of Business (MBA).

Since he became ill last year, Mr. Strausberg's duties were assumed by David Parsons as acting Chairman and CEO.

Mr. Strausberg's leadership, advice and counsel will be missed by all that knew him and he will be remembered fondly by his friends, co-workers and all who came in contact with him.

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changes in the markets for the Company's products and services, regulatory and economic factors, economic cyclicality, competition, litigation, client or customer arrangements that may expand or contract, adverse weather conditions, possible technological advances or obsolescence in existing or future products or services, the variability in the value of the Company's securities inventory products, customer concentration and other risks detailed in the Company's other periodic reports filed with the United States Securities and Exchange Commission (SEC or Commission). The works "believe," "expect," "anticipate," "may," "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.